QuickLinks -- Click here to rapidly navigate through this document

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

EXHIBIT 99.1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2004

May 4, 2004, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) today reported its financial results for the first quarter ended March 31, 2004.

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Revenues	$291,824	$270,115
Earnings before interest, taxes, depreciation and amortization ("EBITDA")	$34,563	$31,839
Net income(1)	$21,117	$12,650
Diluted earnings per share(1)	$0.19	$0.12

All amounts are reported in U.S. dollars in thousands, except per share figures.

(1)
For the year ended December 31, 2004, MEC has estimated a nominal annual effective tax rate and, accordingly, has not recorded an income tax provision for the three months ended March 31, 2004.

In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "During the first three months of 2004, MEC generated improved operating results over the same period in 2003. Revenues increased $21.7 million or 8.0% and EBITDA increased $2.7 million or 8.6%. Net income and diluted earnings per share show substantially higher gains on a percentage basis as a result of the accounting for income taxes in the first quarter.

In April 2004, we made two significant announcements relating to our Florida operations. We announced that we would be proceeding with a major redevelopment of our Gulfstream Park racetrack, which will include significant modifications and enhancements to the racing surfaces and stable area, including the construction of a new, wider turf course, as well as a modern clubhouse/grandstand offering an array of restaurants, bars and entertainment facilities. We also announced that we had entered into a predevelopment management agreement concerning the planned development of "The Village at Gulfstream Park™", an 80-acre, mixed-use retail, entertainment and residential project in Hallandale, Florida, on the under-utilized portion of the Gulfstream Park property.

A major highlight in the quarter was the well-accepted second running of the Sunshine Millions™. This year's edition produced increases in television ratings and number of viewers, as well as generating increased wagering both on-track and through XpressBet™, our account wagering company. In January 2004, we introduced an innovative new wager, the Magna 5 Pick 5™, which allowed customers to bet as little as $2 on five races at MEC tracks within about an hour, with a guaranteed pool of $500,000. The program ran for 12 consecutive Saturdays, January through April, and average handle exceeded the guaranteed minimum. Also during the quarter, our Palm Meadows training center earned positive reviews from owners, trainers and backside personnel as our new dormitory facilities were completed and in use during the season. Gulfstream Park experienced increased average field size in their 2004 meet as a result of the Palm Meadows facility. These operational developments have generated significant momentum early in 2004 which we hope to continue to benefit from over the remainder of the year."

1

Our racetracks operate for prescribed periods each year. As a result, our racetrack revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year.

Our financial results for the first quarter of 2004 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. Results of Flamboro Downs were equity accounted for in the three months ended March 31, 2003, as the acquisition was not completed until April 2003.

Revenues were $291.8 million in the three months ended March 31, 2004, compared to $270.1 million in the first quarter of 2003, an increase of $21.7 million or 8.0%. The increase resulted primarily from the impact of 12 additional live race days at our largest racetracks, which increased revenues approximately $10 million, the change from equity accounting to consolidation of the results of Flamboro Downs, and the sale of a Non-Core Real Estate property for proceeds of $4.0 million.

EBITDA for the three months ended March 31, 2004 was $34.6 million, compared to $31.8 million for the three months ended March 31, 2003. EBITDA increased $2.7 million or 8.6% as a result of the same factors noted above for increased revenues, partially offset by start-up costs incurred by our new European business units, Magna Racino™ and RaceON TV™, and additional predevelopment costs incurred primarily in the pursuit of alternative gaming opportunities.

Net income for the period increased from $12.7 million in the three months ended March 31, 2003 to $21.1 million in the three months ended March 31, 2004, an increase of $8.5 million. Net income has increased primarily due to the fact that we have not recorded any income tax expense given our expectation of a nominal annual effective tax rate for the year ended December 31, 2004 which has been applied to income before income taxes for the three months ended March 31, 2004. Income before income taxes is down from $22.1 million in the three months ended March 31, 2003 to $21.1 million in the three months ended March 31, 2004 as EBITDA increases as noted above were offset by increased depreciation and amortization and interest expense in the three months ended March 31, 2004 compared to the comparable 2003 period.

During the three months ended March 31, 2004, cash provided from operations before changes in non-cash working capital was $27.2 million, which has increased from $21.9 million in the three months ended March 31, 2003 primarily due to higher net income. Cash used in investment activities during the three months ended March 31, 2004 was $24.7 million, which included real estate property, fixed and other asset additions of $28.7 million, partially offset by proceeds on the sale of non-core real estate and fixed assets of $4.0 million. Cash provided from financing activities in the three months ended March 31, 2004 was $19.8 million, as a result of additional long-term debt incurred by our European operations of $18.4 million, utilization by one of our subsidiaries of an additional $2.0 million of its revolving credit facility to fund capital expenditures and renovations and the issuance of $0.9 million of share capital on the exercise of stock options, partially offset by repayments of long-term debt of $1.4 million.

In March 2004, legislation was passed in the State of Oklahoma which would permit Remington Park, MEC's Oklahoma City racetrack, to operate 650 player terminals for certain kinds of electronic gaming permitted at Native American casinos in the State. Notwithstanding the passage of this legislation by the Oklahoma Senate and House of Representatives and its approval by the Governor, a referendum petition has been filed by an Oklahoma State Representative to have the new legislation put on a ballot for approval by the citizens of the State of Oklahoma. If more than 51,780 valid signatures appear on the petition before the end of August 2004, the effectiveness of the new legislation may be subject to approval by the citizens of the State of Oklahoma in a referendum, the date of which is uncertain at this time.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

We will hold a conference call to discuss our first quarter results on May 5, 2004 at 9:00 a.m. New York time. The number to use for this call is 1-888-568-1774. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 212-346-6606. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Claudia Mendes-Torre at 905-726-7465.

2

This press release may contain "forward-looking statements" within the meaning of applicable securities legislation, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2003 and our subsequent public filings. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

3

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

[Unaudited]
[U.S. dollars in thousands, except per share figures]

	Three months ended March 31,
	2004	2003
Revenues
Racing
Gross wagering	$248,669	$238,674
Non-wagering	35,614	27,804

	284,283	266,478

Real estate and other
Sale of real estate	4,038	—
Golf and other	3,503	3,637

	7,541	3,637

	291,824	270,115

Costs and expenses
Racing
Purses, awards and other	153,750	145,721
Operating costs	80,251	72,846
General and administrative	15,962	15,759

	249,963	234,326

Real estate and other
Cost of real estate sold	1,441	—
Operating costs	2,486	1,993
General and administrative	380	501

	4,307	2,494

Predevelopment and other costs	3,133	2,199
Depreciation and amortization	8,420	7,437
Interest expense, net	5,026	2,284
Equity income	(142)	(743)

	270,707	247,997

Income before income taxes	21,117	22,118
Income tax provision (Note 4)	—	9,468

Net income	21,117	12,650
Other comprehensive income (loss)
Foreign currency translation adjustment	(7,377)	8,838
Change in fair value of interest rate swap	557	(5)

Comprehensive income	$14,297	$21,483

Earnings per share for Class A Subordinate Voting Stock or Class B Stock:
Basic	$0.20	$0.12
Diluted	$0.19	$0.12

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period [in thousands]:
Basic	107,259	107,135
Diluted	137,472	116,027

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(U.S. dollars in thousands)

	Three months ended March 31,
	2004	2003
Cash provided from (used for):
OPERATING ACTIVITIES
Net income	$21,117	$12,650
Items not involving current cash flows	6,076	9,232

	27,193	21,882
Changes in non-cash working capital	(18,850)	4,967

	8,343	26,849

INVESTMENT ACTIVITIES
Real estate property and fixed asset additions	(28,262)	(12,997)
Other asset (additions) disposals	(450)	820
Proceeds on disposal of real estate and fixed assets	4,013	—

	(24,699)	(12,177)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	2,000	(49,475)
Issuance of long-term debt	18,385	16,110
Repayment of long-term debt	(1,390)	(1,380)
Issuance of share capital	852	29

	19,847	(34,716)

Effect of exchange rate changes on cash and cash equivalents	(878)	1,967

Net increase (decrease) in cash and cash equivalents during the period	2,613	(18,077)
Cash and cash equivalents, beginning of period	99,807	87,681

Cash and cash equivalents, end of period	$102,420	$69,604

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(U.S. dollars and share amounts in thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$102,420	$99,807
Restricted cash	41,902	24,738
Accounts receivable	63,175	34,215
Income taxes receivable	3,007	1,809
Prepaid expenses and other	22,085	12,939

	232,589	173,508

Real estate properties and fixed assets, net	881,463	870,225

Other assets, net	246,284	249,177

Future tax assets	30,973	30,030

	$1,391,309	$1,322,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$8,696	$6,696
Accounts payable and other liabilities	154,392	118,997
Long-term debt due within one year	56,832	58,048

	219,920	183,741

Long-term debt	138,189	122,026

Convertible subordinated notes	218,439	218,167

Other long-term liabilities	11,727	11,725

Future tax liabilities	130,708	130,227

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock (issued: 2004 — 48,879, 2003 — 48,680)	318,003	317,028
Class B Stock (issued: 2004 and 2003 — 58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Deficit	(86,901)	(108,018)
Accumulated comprehensive income	29,848	36,668

	672,326	657,054

	$1,391,309	$1,322,940

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.     Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2003.

        The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.     Acquisition and Pro-Forma Impact

        On April 16, 2003, the Company received all necessary regulatory approvals for the acquisition of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, and accordingly the shares of Ontario Racing Inc. ("ORI") were transferred to the Company. The results of operations of ORI were accounted for under the equity method for the period from October 18, 2002 to April 16, 2003. This acquisition is fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2003.

        If the acquisition of Flamboro Downs had occurred on January 1, 2003, the Company's unaudited pro-forma total revenues would have been $276.3 million for the three months ended March 31, 2003. There was no impact on unaudited pro-forma net income or pro-forma basic and diluted earnings per share for the three months ended March 31, 2003 as the results of operations of ORI were accounted for under the equity method during this period.

3.     Long-term Debt

        In the three months ended March 31, 2004, one of the Company's European subsidiaries entered into a 15 million Euro term loan facility. The facility, which bears interest at the European Interbank Offered Rate ("EURIBOR") plus 2%, is secured by a first and second mortgage on land in Austria owned by the European subsidiary. At March 31, 2004, $18.2 million was outstanding on this facility, which matures on December 15, 2006.

4.     Income Taxes

        In accordance with United States generally accepted accounting principles, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the year ended December 31, 2004 and accordingly has applied this effective tax rate to income before income taxes for the three months ended March 31, 2004, resulting in no income tax provision during this period.

5.     Capital Stock and Long-term Incentive Plan

(a)
Capital Stock

        Changes in the Class A Subordinate Voting Stock and Class B Stock for the three months ended March 31, 2004 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2003	48,680	$317,028	58,466	$394,094	107,146	$711,122
Issued under the Long-term Incentive Plan	24	123	—	—	24	123
Issued on exercise of stock options	175	852	—	—	175	852

Issued and outstanding at March 31, 2004	48,879	$318,003	58,466	$394,094	107,345	$712,097

(b)
Long-term Incentive Plan

        The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended March 31, 2004, 199,000 shares were issued under the Plan, including 175,000 shares issued on the exercise of stock options.

        The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

        During the three months ended March 31, 2004, 150,000 stock options were granted, 175,000 stock options were exercised and 144,000 stock options were cancelled. At March 31, 2004, there were 4,672,500 stock options outstanding with exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.16 per share.

        There were 3,863,311 options exercisable at March 31, 2004 with a weighted average exercise price of $6.10 per share.

        Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation", provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25 ("APB 25"). SFAS 123 encourages, but does not require, companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income and earnings per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

        There were 150,000 stock options granted during the three months ended March 31, 2004 with an average fair value of $2.25 per option. During the three months ended March 31, 2003, no stock options were granted.

        The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended March 31,
	2004	2003
Risk free interest rate	3.0%	N/A
Dividend yield	0.84%	N/A
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.578	N/A
Weighted average expected life (years)	4	N/A

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        The Company's SFAS 123 pro-forma net income and the related per share amounts are as follows:

	Three months ended March 31,
	2004	2003
Net income, as reported	$21,117	$12,650
Pro-forma stock compensation expense determined under the fair value method, net of tax	(175)	(867)

Pro-forma net income	$20,942	$11,783

Earnings per share
Basic — as reported	$0.20	$0.12
Basic — pro-forma	$0.20	$0.11

Diluted — as reported	$0.19	$0.12
Diluted — pro-forma	$0.19	$0.11

6.     Earnings Per Share

        The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations (in thousands, except per share amounts):

	Three months ended March 31,
	2004		2003
	Basic	Diluted	Basic	Diluted
Net income	$21,117	$21,117	$12,650	$12,650
Interest, net of related tax on convertible subordinated notes	—	4,616	—	823

	$21,117	$25,733	$12,650	$13,473

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,793	79,006	48,669	57,561
Class B Stock	58,466	58,466	58,466	58,466

	107,259	137,472	107,135	116,027

Earnings Per Share	$0.20	$0.19	$0.12	$0.12

7.     Commitments and Contingencies

        [a] The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

        [b] In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

        [c] In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of the Company, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and their related facilities and operations. As a result of delays in permitting of several projects related to this commitment, $5.0 million had been spent by March 31, 2004 and the remaining $5.0 million, which was required to be spent by December 31, 2003, was placed in an escrow account to be applied to future capital expenditures and renovations. The Company's capital expenditure plan for 2004 anticipates satisfying this spending commitment by the end of 2004.

        [d] In connection with its acquisition of a controlling interest in The Maryland Jockey Club, the Company has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At March 31, 2004, this obligation has been reflected on the condensed consolidated balance sheet as long-term debt due after one year.

        [e] The revenue sharing and operations agreement between The Maryland Jockey Club and the owners of Rosecroft Raceway, which was to expire on March 31, 2004, was informally extended and the parties continued to operate under its terms until April 18, 2004. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft Raceway are no longer pooling their wagering revenue and distributing net wagering revenue 80% to The Maryland Jockey Club and 20% to Rosecroft Raceway as they did under the agreement. In addition, they are now operating under a state law which precludes The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft Raceway's consent, and a federal law which provides that, without the consent of The Maryland Jockey Club, Rosecroft Raceway cannot accept simulcast wagering on horse racing during the time that Pimlico Race Course and Laurel Park are running live races. Without a revenue sharing and operations arrangement, there will be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. Based on 2003 total live and import handle at The Maryland Jockey Club and Rosecroft Raceway, if the revenue sharing and operations arrangement is not renewed on comparable terms and the current operating restrictions were to remain in place for the remainder of 2004, the potential negative impact to earnings before income taxes in 2004 is estimated to be approximately $4.0 million.

        [f] The Bay Meadows lease expires on December 31, 2004. In each of the past two years, the Company has renewed and extended the lease for 12 months. Although the Company intends to seek an extension beyond the end of 2004, the Company is continuing to explore alternative venues, including vacant land that has been purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex. This project, which is still in the early stages of planning, is subject to regulatory and other approvals. At this time, the Company is uncertain as to the likelihood of renewing the Bay Meadows lease beyond December 31, 2004 or the terms upon which such renewal may be achieved. If this lease is not renewed on comparable terms or at all, or an alternative venue is not arranged, the Company's operating results would be materially adversely affected.

        [g] The Company is considering a redevelopment of the entire stable area at Laurel Park (the "Laurel Park Redevelopment"). In the event this development were to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at March 31, 2004 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $3.2 million. If the Company decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the project would be scheduled to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there will likely be a temporary disruption of Laurel Park's operations during a racing season and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season.

        [h] In December 2003, the Company entered into an agreement to sell the real property and buildings of its wholly-owned subsidiary, MI Racing Inc., which owns and operates Great Lakes Downs, for approximately $4.2 million, which represents the net book value of these assets. The closing of the sale is subject to a number of outstanding conditions including regulatory approval and a leaseback arrangement. In January 2004, the Company formally requested the transfer of the Great Lakes Downs racetrack license to the purchaser. At March 31, 2004, approval of that transfer was still pending. Following the successful transfer of the racetrack license, the Company will enter into a lease arrangement pursuant to which the Company will continue as the facility operator of Great Lakes Downs.

        [i] The Company continues to explore various means of monetizing or improving the returns from its golf courses in Aurora, Ontario and Oberwaltersdorf, Austria. The Company's objective would be to realize at least the net book values of these properties from any sale, however, should it determine not to sell the properties, the Company would consider renewing or negotiating new access arrangements with Magna International Inc. ("Magna"). To that end, there have been continuing negotiations with Magna, aimed at reaching mutually acceptable terms for the renewal of the access arrangements in respect of these golf courses, which expired on December 31, 2003 and March 1, 2004, respectively. The terms of any sale or renewal of the access arrangements will determine whether a write-down of the carrying value of these properties is required. The amount of such write-downs, if any, cannot reasonably be estimated until such terms are finalized. Furthermore, there can be no assurance that the Company will be successful in either concluding a sale of each of the golf courses, or entering into agreements to renew the access arrangements for such courses, on acceptable terms. The aggregate carrying value at March 31, 2004 of these golf course assets is approximately $75.7 million. The aggregate net book value at March 31, 2004 of the Company's golf course net assets is approximately $68.6 million.

8.     Segment Information

        The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two principal operating segments: racing operations and real estate and other operations. The racing segment has been further segmented to reflect geographical and other operations as follows: (1) California operations includes Santa Anita Park, Golden Gate Fields, Bay Meadows and San Luis Rey Downs; (2) Florida operations includes Gulfstream Park and the Palm Meadows Training Center; (3) Maryland operations includes Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations includes Lone Star Park, Remington Park and its OTB network; (5) Northern United States operations includes The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows, Multnomah Greyhound Park and the Oregon OTB network; (6) Canadian operations include Flamboro Downs and its OTB network; (7) European operations include Magna Racino™, RaceOn TV™ and the European production facility for StreuFex™; and (8) Technology operations include XpressBet™, HorseRacing TV™ and a 30% equity investment in AmTote International, Inc. The Corporate and other segment includes costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment has also been further segmented to reflect the sale of Non-Core Real Estate and golf and other operations which include the operation of two golf courses and related facilities, and other real estate holdings including residential housing developments adjacent to our golf courses.

        The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2003.

        The following summary presents key information about reported segments for the three months ended March 31, 2004 and 2003 (in thousands):

	Three months ended March 31,
	2004	2003
Revenues
California operations	$140,565	$132,495
Florida operations	68,664	66,343
Maryland operations	24,196	24,018
Southern U.S. operations	15,554	15,532
Northern U.S. operations	21,108	22,016
Canadian operations	6,865	—
European operations	540	157
Technology operations	10,765	11,499

	288,257	272,060
Corporate and other	341	369
Eliminations	(4,315)	(5,951)

Total racing operations	284,283	266,478

Sale of real estate	4,038	—
Golf and other	3,503	3,637

Total real estate and other operations	7,541	3,637

Total revenues	$291,824	$270,115

	Three months ended March 31,
Earnings before interest, income taxes, depreciation and amortization ("EBITDA")
	2004	2003
California operations	$23,935	$24,005
Florida operations	15,878	14,653
Maryland operations	1,108	(518)
Southern U.S. operations	(979)	(807)
Northern U.S. operations	(670)	(905)
Canadian operations	2,061	743
European operations	(1,582)	8
Technology operations	1,304	1,377

	41,055	38,556
Corporate and other	(6,593)	(5,661)
Predevelopment costs	(3,133)	(2,199)

Total racing operations	31,329	30,696

Sale of real estate	2,597	—
Golf and other	637	1,143

Total real estate and other operations	3,234	1,143

Total EBITDA	$34,563	$31,839

	March 31,
	2004	2003
Total Assets
California operations	$330,596	$332,910
Florida operations	202,254	220,636
Maryland operations	148,319	178,185
Southern U.S. operations	110,285	117,380
Northern U.S. operations	113,893	114,128
Canadian operations	91,202	25,272
European operations	111,585	67,310
Technology operations	11,948	6,708

	1,120,082	1,062,529
Corporate and other	136,886	84,603

Total racing operations	1,256,968	1,147,132

Non-Core Real Estate	7,769	11,089
Golf and other	126,572	114,765

Total real estate and other operations	134,341	125,854

Total assets	$1,391,309	$1,272,986

	Three months ended March 31, 2004
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$18,328	$2,789	$21,117
Interest expense (income), net	5,308	(282)	5,026
Depreciation and amortization	7,693	727	8,420

EBITDA	$31,329	$3,234	$34,563

	Three months ended March 31, 2003
	Racing Operations	Real Estate and Other Operations	Total
Income before income taxes	$21,466	$652	$22,118
Interest expense (income) net	2,470	(186)	2,284
Depreciation and amortization	6,760	677	7,437

EBITDA	$30,696	$1,143	$31,839

        Please see Item 6 of MEC's Annual Report on Form 10-K for the year ended December 31, 2003 for a discussion of the reasons why management believes that these non-GAAP financial measures provide useful information to investors.

9.     Subsequent Events

        On April 23, 2004, the Company announced that it will be proceeding with a major redevelopment of its Gulfstream Park racetrack, subject to obtaining all required permits and entitlements. The project will include significant modifications and enhancements to the racing surfaces and stable area, including the construction of a new, wider turf course. It will also include the construction of a modern clubhouse/grandstand offering an array of restaurants, bars and entertainment facilities. The redevelopment project is budgeted to cost approximately $120 million. The new clubhouse/grandstand facility is expected to be operational for the 2006 Gulfstream Park race meet.

        The Company's goal is to minimize the disruption to the 2005 Gulfstream Park race meet during the construction period. To that end, it is our expectation that the new racing surfaces will be completed prior to the start of the 2005 meet. However, since the project will entail the demolition of a substantial portion of the current buildings and related structures, temporary facilities will need to be erected to house the 2005 meet. The Company will record a write-down in the amount of approximately $25 million in the second quarter of 2004 in connection with the redevelopment. The need for such a write-down has been previously disclosed in the Company's public filings where it described the proposed redevelopment of Gulfstream Park.

        Although the redevelopment will be scheduled to minimize any interference with Gulfstream Park's racing season, with a project of this magnitude, there will be a temporary disruption of our operations during the 2005 meet and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations during a meet would result in a reduction in the revenues and earnings generated at Gulfstream Park during that meet.

QuickLinks

All amounts are reported in U.S. dollars in thousands, except per share figures.
MAGNA ENTERTAINMENT CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME [Unaudited] [U.S. dollars in thousands, except per share figures]
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (U.S. dollars in thousands)
MAGNA ENTERTAINMENT CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (U.S. dollars and share amounts in thousands)
MAGNA ENTERTAINMENT CORP. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)